Exhibit 10.10

MERITAGE HOMES CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
EXECUTIVE OFFICER
This Restricted Stock Unit Award Agreement (“Agreement”) is between Meritage Homes Corporation (“Company”), and the Company Employee as noted in Attachment A (the “Grantee”), as of ____________, 2014 (“Date of Grant”).
RECITALS
A.    The Company has adopted the Meritage Homes Corporation 2006 Stock Incentive Plan (“Plan”) to provide incentives to attract and retain those individuals whose services are considered unusually valuable.
B.    The Company believes that entering into this Agreement with the Grantee is consistent with those purposes.
NOW, THEREFORE, the Company and Grantee agree as follows:
AGREEMENT
1.GRANT OF RESTRICTED STOCK UNITS. On the Date of Grant and subject to the terms of this Agreement and the Plan, the Company grants to Grantee an Award of the number of Restricted Stock Units as noted on Attachment A. Each Restricted Stock Unit represents the right to receive one share of Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined have the meaning ascribed to them in the Plan.
2.    RIGHTS OF GRANTEE. Subject to the provisions of this Agreement and the Plan, Grantee shall not have any rights of a Company stockholder with respect to the Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Stock. Upon and following the settlement of the Restricted Stock Units, the Grantee shall be the record owner of the Stock issued in payment of the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights). The Grantee shall not be entitled to any dividend equivalents with respect to the Restricted Stock Units to reflect any dividends payable on Stock.
Grantee agrees to not sell, transfer, pledge, exchange, hypothecate or grant any security interest in, or otherwise dispose of, any Restricted Stock Units before the date on which the Restricted Stock Units vest and the restrictions lapse as noted in Attachment A or enter into any agreement or make any commitment to do so. Any attempted sale, transfer, pledge, exchange, hypothecation or disposition of the Restricted Stock Units (prior to the vesting date) shall be null and void, and the Company shall not recognize or give effect to such transaction on its books and records or recognize the person or persons to whom such sale, transfer, pledge, exchange, hypothecation or disposition has been made as the legal or beneficial owner of the Restricted Stock Units. Notwithstanding the foregoing, the above transfer restrictions shall not apply to any transfers made in accordance with or permitted by Section 12.5 of the Plan.
3.    VESTING OF RESTRICTED STOCK UNITS/LAPSE OF RESTRICTIONS.
A.Vesting Schedule. Subject to the other conditions in this Agreement, the Restricted Stock Units shall vest and the restrictions on the Restricted Stock Units will lapse in accordance with the terms of Attachment A.
B.Condition That Must be Satisfied Before Restrictions Lapse. Except as set forth in Section 3.A. or Section 3.C., the Restricted Stock Units will not vest and the restrictions will not lapse unless the Grantee remains employed by the Company (or a Subsidiary) as of the date the restrictions lapse in accordance with Attachment A.
C.Exceptions to Vesting Schedule. Notwithstanding the above and in accordance with Grantee’s Employment Agreement or Change of Control Agreement, the Restricted Stock Units shall immediately vest and all restrictions on the Restricted Stock Units shall lapse on the earliest of (i) Grantee’s voluntary termination of employment for “Good Reason,” (ii) Grantee’s termination of employment by the Company without Cause, (iii) Grantee’s death or Disability, (iv) Grantee’s retirement after [January 1, 2016] and after completing 15 cumulative years of services as a named executive officer and/or a member of the Board or (v) the closing of a transaction that results in a Change of Control. For purposes of this Agreement, the term “Good Reason,” shall have the definition set forth in Grantee’s Employment Agreement with the Company.
D.Settlement of Restricted Stock Units. Subject to Sections 4 and 7 hereof, if the Restricted Stock Units vest pursuant to Section 3.A. or 3.C.(i)-(iv), within 60 days following the date on which the Restricted Stock Units vest, the Company shall (i) issue and deliver to the Grantee the number of shares of Stock equal to the number of vested Restricted Stock Units; and (ii) issue to Grantee a stock certificate (or, at the Company’s option, electronically through the DWAC system) representing those shares of Stock that have vested and become unrestricted. If the Restricted Stock Units vest pursuant to Section 3.C.(v) and if at the time of vesting the Restricted Stock Units fit within an exception to Section 409A of the Code or the transaction that results in the Change of Control satisfies the requirements of Treas. Reg. § 1.409A-3(i)(5), within 20 days following the closing of the transaction that results in a Change of Control, the Company shall (i) issue and deliver to the Grantee the number of shares of Stock equal to the number of vested Restricted Stock Units; and (ii) issue to Grantee a stock certificate (or, at the Company’s option, electronically through the DWAC system) representing those shares of Stock that have vested and become unrestricted. If the Restricted Stock Units vest pursuant to Section 3.C.(v) and if at the time of vesting the Restricted Stock Units are subject to Section 409A and the transaction that results in a Change of Control does not satisfy the requirements of Treas. Reg. § 1.409A-3(i)(5), within 60 days following the earliest of the end of the Performance Period and any termination described in Section 3.C.(i)-(iv), the Company shall (i) issue and deliver to the Grantee the number of shares of Stock equal to the number of vested Restricted Stock Units; and (ii) issue to Grantee a stock certificate (or, at the Company’s option, electronically through the DWAC system) representing those shares of Stock that have vested and become unrestricted. If the Grantee is deemed a Specified Employee at a time when the Grantee becomes eligible for settlement of the Restricted Stock Units upon his Separation from Service, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (i) the date that is six months following the Grantee’s Separation from Service and (ii) the Grantee’s death.
4.    COMPLIANCE WITH LAW. The issuance and transfer of shares of Stock in connection with the Restricted Stock Units shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Stock may be listed. No shares of Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
5.    ADJUSTMENT OF SHARES. The number of Restricted Stock Units issued to Grantee pursuant to this Agreement shall be adjusted by the Committee pursuant to Article 13 of the Plan in the event of a change in the Company’s capital structure.
6.    AMENDMENT OF AGREEMENT. This Agreement may only be amended with the written approval of Grantee and the Company.
7.    SECTION 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
If the Company concludes that this Agreement is subject to the requirements of Section 409A, neither the time nor the schedule of the payment of the Restricted Stock Units may be accelerated or subject to a further deferral except as permitted pursuant to Section 409A of the Code and the applicable regulations. In addition, if the Company concludes that this Agreement is subject to Section 409A, payment of the Restricted Stock Units may be delayed only in accordance with Section 409A of the Code and the applicable regulations and the Grantee may not make any election regarding the time or the form of the payment of the Restricted Stock Units. If a payment of Restricted Stock Units has a distribution period following termination of employment that spans two calendar years, the Restricted Stock Units shall be issued and delivered in the second calendar year.
8.    GOVERNING LAW. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of Maryland, without regard to conflicts-of-laws principles that would require the application of any other law.

9.    SEVERABILITY. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
10.    ACCEPTANCE. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition. The Grantee also acknowledges that FICA tax will become due when the Restricted Stock Units are no longer subject to a substantial risk of forfeiture (e.g., once Grantee is eligible for accelerated vesting due to potential retirement pursuant to Section 3.C.).
11.    ENTIRE AGREEMENT. Subject to the terms of the Grantee’s Employment Agreement, this Agreement constitutes the entire, final, and complete agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, promises, understandings, negotiations, representations, and commitments, both written and oral, between the parties hereto with respect to the subject matter hereof. Neither party hereto shall be bound by or liable for any statement, representation, promise, inducement, commitment, or understanding of any kind whatsoever not expressly set forth in this Agreement.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Grantee has signed this Agreement, in each case as of the day and year first written above.

MERITAGE HOMES CORPORATION

By:

Name:

Title:

(“Grantee”)
(Print or type Grantee’s full name)

Grantee’s Signature

Attachment A
Grantee: __________________________________________________
Number of Restricted Stock Units Granted: __________________________________
Grant Date: _______________________________________________
Except as otherwise provided in this Agreement, the Restricted Stock Units will vest in accordance with the following schedule:
Vesting Date                Number of Restricted Stock Units that Vest

[Vesting date]	[Number or percentage of Restricted Stock Units that vest on the Vesting Date]